UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2014

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On October 23, 2014, VeriSign, Inc. (“Verisign” or the “Company”) announced its financial results for the fiscal quarter ended September 30, 2014, and certain other information, including information on the second quarter 2014 domain name renewal rate. A copy of this press release is attached hereto as Exhibit 99.1.
The information in this Item 2.02 of Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Use of Non-GAAP Financial Information
Verisign provides quarterly and annual financial statements that are prepared in accordance with generally accepted accounting principles (GAAP). Along with this information, we typically disclose and discuss certain non-GAAP financial information in our quarterly earnings releases, on investor conference calls and during investor conferences and related events. This non-GAAP financial information does not include the following types of financial measures that are included in GAAP: stock-based compensation, unrealized gain/loss on contingent interest derivative on Subordinated Convertible Debentures, and non-cash interest expense. Non-GAAP net income is decreased by amounts accrued, if any, during the period for contingent interest payable resulting from upside or downside triggers related to the subordinated convertible debentures and is adjusted for a 28 percent tax rate which differs from the GAAP tax rate.
Following the offering of our 4.625% senior notes due 2023 (the “Notes”), we disclose our Adjusted EBITDA for the three months ended September 30, 2014 and 2013 and the four quarters ended September 30, 2014. Adjusted EBITDA is a non-GAAP financial measure and is calculated in accordance with the terms of the indenture governing the Notes. Adjusted EBITDA refers to net income before interest, taxes, depreciation and amortization, stock-based compensation, unrealized loss (gain) on contingent interest derivative on the Subordinated Convertible Debentures and unrealized loss (gain) on hedging agreements.
All non-GAAP figures for each period presented in Exhibit 99.1 have been conformed to exclude the foregoing items under GAAP.
Management believes that this non-GAAP financial data supplements the GAAP financial data by providing investors with additional information that allows them to have a clearer picture of the Company’s operations. The presentation of this additional information is not meant to be considered in isolation nor as a substitute for results prepared in accordance with GAAP. We believe that the non-GAAP information enhances the investors’ overall understanding of our financial performance and the comparability of the Company’s operating results from period to period. In the press release attached hereto as Exhibit 99.1, we have provided a reconciliation of the non-GAAP financial information that we provide each quarter with the comparable financial information reported in accordance with GAAP for the given period as well as a reconciliation of consolidated Adjusted EBITDA to consolidated net income, the most directly comparable GAAP measure.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 22, 2014, Richard H. Goshorn tendered his resignation as Senior Vice President, General Counsel and Secretary of the Company effective November 14, 2014, which will also be his last day with the Company.  Thomas C. Indelicarto, currently an Associate General Counsel at Verisign, will become Senior Vice President, General Counsel and Secretary, effective November 14, 2014.
(e) The Company and Mr. Goshorn intend to enter into a Separation and General Release Agreement (the “Agreement”) following his departure from the Company. The Agreement will be subject to Mr. Goshorn’s right of revocation within seven days following execution of the Agreement.
Pursuant to the terms of the Agreement, in return for Mr. Goshorn’s general release of claims against the Company, including in respect of any compensation, equity awards or any other monetary recovery (other than as provided in the Agreement) and compliance with certain transition, non-disparagement, confidentiality and cooperation obligations, Mr. Goshorn will receive cash separation payment in the aggregate amount of $1,000,379, which is equal to $313,847 for severance, $212,976 for a 2014 pro-rated target bonus amount, $13,556 for medical, dental and vision insurance replacement, and an additional amount of $460,000.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Text of press release of VeriSign, Inc. issued on October 23, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: October 23, 2014	By:	/s/ George E. Kilguss, III
George E. Kilguss, III
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Text of press release of VeriSign, Inc. issued on October 23, 2014.